EXHIBIT 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

March 20, 2003

Alabama National BanCorporation

1927 First Avenue North

Birmingham, Alabama 35203

Re:	Registration Statement on Form S-4 (the “Registration Statement”) with respect to shares to be issued pursuant to the Agreement and Plan of Merger and the related Plan of Merger by and between Millennium Bank and Alabama National BanCorporation (“Alabama National”), each dated as of January 28, 2003 (collectively, the “Merger Agreement”)

Ladies and Gentlemen:

We have acted as counsel to Alabama National in connection with the registration of 466,463 shares of its common stock, par value $1.00 per share (the “Shares”), issuable pursuant to the Merger Agreement, as set forth in the Registration Statement that is being filed on the date hereof by Alabama National with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K.

In connection with the foregoing, we have examined such records, documents and proceedings as we have deemed relevant as a basis for the opinion expressed herein, and we have relied upon an officer’s certificate as to certain factual matters.

Based on the foregoing, we are of the opinion that, when issued upon the terms and conditions set forth in the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to be named in the Registration Statement under the heading “LEGAL MATTERS” as attorneys who passed upon the validity of the Shares and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or other rules and regulations of the Commission thereunder.

Very truly yours, MAYNARD, COOPER & GALE, P.C.

By:	/s/ CHRISTOPHER B. HARMON
Christopher B. Harmon